Exhibit 99.1

Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115

CONTACT:

Walter C. Herlihy President and CEO 781.419.1900

Repligen Announces Support of Amended Stockholder Proposal

WALTHAM, MA – May 7, 2012 – Repligen Corporation (NASDAQ:RGEN) today announced that it will support an amended stockholder proposal based upon an agreement with Ronald L. Chez, the proponent of the proposal. Mr. Chez submitted an amended proposal to increase the proposed threshold necessary for calling a special meeting of stockholders to the holders of 30% of Repligen’s voting shares, as compared to a 20% threshold in his original proposal. In consideration of the change to Mr. Chez’s proposal, Repligen’s board of directors agreed to recommend that Repligen stockholders vote “FOR” this amended stockholder proposal. In addition, Mr. Chez agreed to vote all of his shares of Repligen stock in accordance with the recommendations of Repligen’s board of directors with respect to each of the proposals to be acted upon at the 2012 annual meeting of Repligen’s stockholders.

“Repligen listens to and values the input of all stockholders,” stated Walter C. Herlihy, Ph.D., President and CEO of Repligen. “We believe the amended proposal is a testament to that and further enables the board and management to run Repligen in an effective manner.”

“I am pleased with the resolution of this matter which encompassed the vote necessary for special meetings, changes to the Company’s policy requiring the CEO and other directors to own stock and a clarification on bonus goals,” stated Mr. Chez. “I believe this amended proposal, if adopted, will enhance the alignment of the board’s and management’s interests with those of its shareholders.”

Stockholders will be receiving new proxy cards. Those stockholders who have already delivered proxies may change their votes, including in respect of the amended stockholder proposal (proposal 5) in light of this agreement with Mr. Chez. Unless a stockholder delivers a new proxy, shares will be voted in accordance with the instructions on previously delivered proxies, including in respect of proposals 1 through 4 which have not been amended.

About Repligen Corporation

Repligen Corporation is a leading supplier of critical biologic products used to manufacture biologic drugs. Repligen also applies its expertise in biologic product development to SecreFlo™ (RG1068), a synthetic hormone being developed as a novel imaging agent for the diagnosis of a variety of pancreatic diseases. In addition, the Company has two central nervous system (CNS) rare disease programs in Phase 1 clinical trials. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453.

- more -

Repligen Announces Support of Amended Stockholder Proposal,

May 7, 2012

Important Information Concerning Proxy Materials

In connection with the solicitation of proxies, on April 20, 2012, Repligen filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with Repligen’s 2012 Annual Meeting and, in connection with the above-described agreement and the amended stockholder proposal, Repligen will file additional soliciting materials with the SEC and distribute a new proxy card (all such materials are collectively referred to as, the “Proxy Materials”). The Proxy Materials, when available, can be obtained, free of charge at the SEC’s website at www.sec.gov or from Repligen’s website at http://www.repligen.com/investor-relations/shareholder-center/ekit. STOCKHOLDERS OF REPLIGEN ARE ADVISED TO CAREFULLY READ THE PROXY MATERIALS AND ANY OTHER MATERIALS REPLIGEN FILES IN CONNECTION WITH REPLIGEN’S 2012 ANNUAL MEETING BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. The Proxy Materials are available for free by writing to Repligen Corporation, 41 Seyon Street, Building #1, Suite 100, Waltham, Massachusetts 02453, Attention: Investor Relations.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, express or implied statements regarding Repligen’s 2012 Annual Meeting, the impact of the stockholder proposal, if approved, and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to develop and commercialize products and the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; our ability to obtain FDA approval of our NDA for RG1068, including the design, timing, cost and similar uncertainties related to additional clinical studies that the FDA may require for approval; whether the EMA will require additional clinical studies before approving our MAA for RG1068 and similar uncertainties regarding such additional clinical studies; our ability to obtain other required regulatory approvals; the success of current and future collaborative or supply relationships; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our ability to successfully integrate Repligen Sweden AB; the success of our clinical trials; new approaches to the treatment of our targeted diseases; our compliance with all FDA and EMEA regulations; our ability to obtain, maintain and protect intellectual property rights for our products; the risk of litigation regarding our intellectual property rights; our limited sales capabilities; our volatile stock price; and other risks detailed in Repligen’s Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

# # #